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Exhibit 5.1

December 4, 2014

Board of Directors

ANI Pharmaceuticals, Inc.

201 Main Street West

Baudette, MN 56623

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ANI Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the Company's filing of a Registration Statement on Form S-3 (File No. 333-195949) (as amended or supplemented, the “Registration Statement”) filed on May 14, 2014 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by the Company of up to $250,000,000 of any combination of securities of the types specified therein.  The Registration Statement was declared effective by the Commission on June 13, 2014.  Reference is made to our opinion letter dated May 30, 2014 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 5, 2014 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of (i) of up to $143,750,000 aggregate principal amount of its 3.00% Convertible Senior Notes due 2019 (the “Notes”), and (ii) the shares of the Company’s Common Stock that may be issued upon conversion of the Notes (the “Conversion Shares” and collectively with the Notes, the “Securities”) covered by the Registration Statement. We understand that the Securities are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The Notes are to be issued and sold by the Company pursuant to (i) the Underwriting Agreement, dated as of December 4, 2014 (the “Underwriting Agreement”), between the Company and Guggenheim Securities LLC, as representative of itself and Nomura Securities International, Inc. and (ii) a base indenture, to be dated on or about December 10, 2014, by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, to be dated on or about December 10, 2014, by and between the Company and the Trustee, establishing the terms of the Notes, in a form consistent with that authorized by the Company (as supplemented, the “Indenture”).

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the laws of the State of New York.

Based on the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Notes have been duly authorized and, upon the due execution and delivery of the Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes (in the form examined by us) against payment therefor in accordance with the terms of the Underwriting Agreement and otherwise in accordance with the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The issuance of the Conversion Shares has been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

Our opinions as herein expressed are subject to the following qualifications and limitations:

1. Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

2. Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies, covenants or other provisions of the Indenture including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

3. Our opinions are subject to the effect of the rules of law that:

a. limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, (i) the obligations of good faith, fair dealing, diligence and reasonableness, (ii) broadly or vaguely stated rights, (iii) statutory, regulatory or constitutional rights, except to the extent that the statute, regulation or constitution explicitly allows waivers; (iv) unknown future defenses; and (v) rights to damages;

b. provide that choice of law, forum selection, consent to jurisdiction, and jury waiver clauses in contracts are not necessarily binding;

c. limit the availability of a remedy under certain circumstances where another remedy has been elected;

d. provide a time limitation after which a remedy may not be enforced;

e. limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, or violations of federal or state securities laws or regulations or public policy;

f. may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

g. govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

h. may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract; and

i. limit enforcement of time is of-the-essence clauses.

4. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding local laws), Delaware corporate and limited liability company laws and the federal laws of the United States of America.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express prior written consent of the undersigned. This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter.

Very truly yours,

/s/ DENTONS US LLP

DENTONS US LLP